AmREIT
List of subsidiaries
Exhibit 21.1

State of
Entity	Incorporation / Organization

AmREIT Plaza in the Park, LP AmREIT Realty Investment Corporation AmREIT Securities Company AmREIT Uptown Park, LP Mac Arthur Park, LP	TX TX TX TX DE